CONTACT:                     -or- ITI's INVESTOR RELATIONS COUNSEL:
Insituform Technologies, Inc.     The Equity Group Inc.
Anthony W. Hooper, Pres. & CEO    Linda Latman
(901) 759-7403                    (212) 836-9609


                      FOR IMMEDIATE RELEASE


Memphis, TN - April 1, 1997 -- Insituform Technologies, Inc. (NASDAQ National Market: INSUA) announced today that it will combine its corporate headquarters, engineering and development center, and North American contracting headquarters in Chesterfield, MO, a suburb of St. Louis. The location will also include the offices of Affholder, Inc., the company's subsidiary responsible for tunneling, and the main operations base for the Central Region of Insituform's domestic pipe rehabilitation operations.

The combination of the functions presently split between Memphis and Chesterfield will allow elimination of approximately 20 positions, which is about 15% of the total current positions in the two headquarters, engineering and development. Severance costs related to this reduction and the move are expected to be $0.5 to $0.8 million. The cost of moving the people and offices is estimated at $2.5 to $3 million. These costs will be incurred as the move takes place in stages during the balance of this year.

The move of the corporate offices, engineering and development from Memphis will increase the company's total employment in the St. Louis area by about 55, bringing it to 235. The company plans to maintain a substantial presence in the Memphis and surrounding area through its manufacturing operations, which produce all of the Insituform(R) tubes used in North America and also exports products to Europe, Asia and South America. Following the move the company estimates that its total employment in the Memphis area will be about 110, compared to 178 today.

Commenting on the move, Anthony W. Hooper, President and CEO said, "Insituform Technologies has changed dramatically over the last five years. From a company which earned 100% of its revenues from royalties and product sales to its licensees, we have become an integrated pipe rehabilitation company which last year derived 93% of its revenues from contracting using its non-disruptive technologies. The headquarters structure has to change to reflect this.

"I believe that combining the corporate and technology functions from Memphis with the contracting management and operations in St. Louis is an essential step to make Insituform operate as one company. We believe the combination will save over $1 million per year in operating costs, but the increase in teamwork and management effectiveness is what really motivates the change.

"Choosing the location was difficult. Memphis and Shelby County provide a combination of low cost and positive environment for both our business and our people. For those of us who are based in Memphis, it will be hard to leave. We feel strongly, however, that it is very important to locate our management and technical people at a major operations center. Our Chesterfield location is already the headquarters of our North American contracting. It is one of our largest operations bases and has the added advantage of letting us make maximum use of land and buildings we already own."

Insituform Technologies, Inc.("Insituform") is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipe. Insituform owns the worldwide rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the PALTEM(R) system and certain other products under a license from Ashimori Industry Co., Ltd. Insituform also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.

This press release contains forward-looking statements which are inherently subject to risks and uncertainties. Insituform's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time.

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